Exhibit 99.1

NEW RELEASE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Monday, October 11, 2004

APOGEE ENTERPRISES ANNOUNCES BOARD OF DIRECTOR CHANGES

MINNEAPOLIS, MN (October 11, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced election of a new director and resignation of an existing director. Apogee’s board of directors has nine members.

Mark A. Burke, 56, has been elected to the Apogee board of directors and will serve on its finance committee. Burke is the former president and chief executive officer of Vitro America, Inc., Memphis, TN. Vitro America, with annual revenues of approximately $500 million, is a leading glass fabricator, distributor and installer for the construction, automotive replacement and furniture industries. It is a subsidiary of Vitro, S.A. de C.V., Monterrey, Mexico, which has annual revenues of more than $2 billion.

“Mark brings 16 years glass industry expertise to Apogee’s board, which will be an asset as we continue to implement strategies to grow our architectural segment businesses,” said Russell Huffer, Apogee chairman and chief executive officer. “His experience in successful strategic planning for diverse glass businesses will be instrumental as we capitalize on current high-potential architectural glass products and services and value-added picture framing glass products and markets, while adding complementary services demanded by our customers.”

Burke was recruited in 1988 by the original owners of what is now Vitro America, and as president and chief executive officer turned a fragmented collection of acquisitions into a profitable company that was acquired by Vitro in 1992. Prior to joining the glass industry, he was president of Samsonite Furniture Company in Murfreesboro, TN from 1987 to 1988. From 1978 to 1987, he managed a variety of companies in industries ranging from consumer to industrial products for Allegheny International, based in Pittsburgh.

Robert L. Edwards, executive vice president and chief financial officer, Safeway Inc., has resigned from the Apogee board of directors. “We have valued Robert’s contributions to our board and are disappointed that the demands of his position at Safeway don’t allow him to continue as an Apogee director,” said Huffer.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings; large-scale optical technologies segment consists of a developer and producer of high technology glass and acrylic that enhances the visual performance of products for the picture framing, display and imaging industries; and automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com